Exhibit 99.1

NEW YORK, February 11, 2015

Voya Financial Announces Fourth Quarter and Full Year 2014 Results

Full Year 2014 Ongoing Business Adjusted Operating Return on Equity of 12.1%

New Ongoing Business Adjusted Operating Return on Equity Run-Rate Target of 13% to 14% for 2018 Established; Incremental Strategic Investments of $300 Million to $350 Million Over the Next Four Years Planned to Develop Next Generation Customer Experiences and Solutions

Board of Directors Authorizes an Additional $750 Million of Share Repurchases

Voya Financial, Inc. (NYSE: VOYA) today reported financial results for the fourth quarter and full year 2014:

•

Fourth quarter 2014 after-tax operating earnings[1],[2] of $245 million, or $0.99 per diluted share, compared with $198 million, or $0.75 per diluted share in the fourth quarter of 2013[3]. The following items primarily accounted for this change:

•	$45 million, after-tax, of higher adjusted operating earnings from the Ongoing Business driven by strong results in Retirement, Annuities, Individual Life, and Employee Benefits;

•

A $13 million after-tax gain on a reinsurance recapture in the fourth quarter of 2014 while the fourth quarter of 2013 had a $6 million after-tax net gain related to a Lehman Brothers bankruptcy settlement and the disposal of low-income housing tax credit (LIHTC) partnerships; and

•

$6 million, after-tax, of positive DAC/VOBA and other intangibles unlocking in the fourth quarter of 2014, compared with $15 million, after-tax, of positive DAC/VOBA and other intangibles unlocking in the fourth quarter of 2013.

[1]

Voya Financial assumes a 35% tax rate on items described as “after-tax.” The 35% tax rate does not reflect the fourth quarter 2014 actual tax benefit of $1,826 million, including the benefit from recognizing certain deferred tax assets. Net income (loss) available to common shareholders reflects the actual effective tax rate.

[2]

Operating earnings, Ongoing Business operating earnings, and Ongoing Business adjusted operating earnings are each non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided in the tables that accompany this release and in the Quarterly Investor Supplement.

[3]	For the three months ended December 31, 2014 and 2013, weighted-average fully diluted common shares outstanding were 246.4 million and 263.3 million, respectively.

•

Fourth quarter 2014 net income available to common shareholders of $1,395 million, or $5.66 per diluted share, compared with $548 million, or $2.08 per diluted share in the fourth quarter of 2013[3]. The following items primarily accounted for this change:

•

A $1,641 million gain due to the release of a tax valuation allowance in the fourth quarter of 2014. As a result of sustained positive financial results and various actions taken to strengthen the company’s financial condition, Voya Financial concluded that a substantial portion of its deferred tax assets is likely to be realized, and has released the corresponding portion of the valuation allowance. For the full year 2014, the gain associated with the tax valuation allowance release was $1.85 billion;

•

$242 million in net after-tax actuarial losses on pension and postretirement benefits primarily related to assumption changes, compared with $263 million in net after-tax actuarial gains in the fourth quarter of 2013. Voya Financial immediately recognizes these gains/losses rather than amortizing them over a multi-year period;

•

The Closed Block Variable Annuity (CBVA) segment’s fourth quarter 2014 after-tax loss of $209 million, which includes an after-tax gain of $97 million related to nonperformance risk[4]. The CBVA segment reflects the effect of its hedge program, which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility; and

•	A $46 million after-tax loss related to the closing of a reinsurance transaction in the company’s Individual Life business in the fourth quarter of 2014.

•	Full-year 2014 after-tax operating earnings[5] of $800 million, or $3.14 per diluted share, compared with $825 million, or $3.27 per diluted share in 2013[6].

•	Full-year 2014 net income available to common shareholders of $2,300 million, or $9.02 per diluted share, compared with $601 million, or $2.38 per diluted share in 2013.

ONGOING BUSINESS RESULTS

Voya Financial’s Ongoing Business includes the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments. The Corporate, CBVA, Closed Block Institutional Spread Products, and Closed Block Other segments are not reflected in Ongoing Business results.

	Three months ended December 31,
($ in millions, before income taxes)	2014	2013
Ongoing Business operating earnings	$422	$352
Less: Gain on reinsurance recapture	20	—
Less: Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles unlocking)	—	6
Less: DAC/VOBA and other intangibles unlocking	9	22

Ongoing Business adjusted operating earnings	$393	$324

Ongoing Business adjusted operating earnings before income taxes were $393 million, compared with $324 million in the fourth quarter of 2013. The following items primarily accounted for this increase:

•

Higher underwriting gain and other revenue ($50 million positive variance) driven by favorable mortality in Individual Life, profitable growth in Stop Loss premiums, and a lower loss ratio in Stop Loss;

•	Higher fee-based margin ($15 million positive variance) on higher assets under management (AUM); and

•	Higher DAC/VOBA and other intangibles amortization ($9 million negative variance), partially offset by lower administrative expenses ($4 million positive variance).

[4]	Nonperformance risk, which the company considers a noneconomic factor, is influenced by the credit quality of the insurance company subsidiary that issued the guarantee and the priority of policyholder claims. Improving credit quality will typically produce a loss, and worsening credit quality will typically produce a gain.
[5]	Voya Financial assumes a 35% tax rate on items described as “after-tax.” The 35% tax rate does not reflect the full year 2014 actual tax benefit of $1,752 million, including the benefit from recognizing certain deferred tax assets. Net income (loss) available to common shareholders reflects the actual effective tax rate.
[6]	For the twelve months ended December 31, 2014 and 2013, weighted-average fully diluted common shares outstanding were 255.1 million and 251.8 million, respectively.

Ongoing Business adjusted operating return on equity (“Adjusted Operating ROE”)7 for the year ended December 31, 2014 was 12.1%, compared with 11.2% for the twelve months ending September 30, 2014.

“In 2014, Voya Financial made tremendous progress toward driving greater value for our shareholders as we grew our Adjusted Operating ROE 180 basis points from year-end 2013 to reach our 2016 Adjusted Operating ROE target of 12% to 13% – two years ahead of our plan and despite the continued low interest rate environment,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “Since establishing our ROE target in 2012, we have remained committed to executing on our margin, growth, and capital initiatives and, as such, have achieved 380 basis points of improvement in our Adjusted Operating ROE. At the same time, in 2014, we began to make effective use of our excess capital by repurchasing approximately $800 million in common stock.

“With a clear plan to drive further value at Voya Financial, achieve greater returns for our shareholders, and ensure we are well positioned to serve our clients’ retirement readiness needs, we have been diligently focused on developing our long-term business plans. Based on these efforts, we are now setting a new Adjusted Operating ROE run-rate target of 13% to 14% by year-end 2018. Over the next four years, we also plan to make an incremental $300 million to $350 million in strategic investments in several areas, such as digital and analytics capabilities and a cross-enterprise strategy, to support our growth efforts and increase our competitiveness. We are embracing a customer-centric model that will utilize technology and analytics to drive unique customer experiences integrated with a set of holistic solutions. In addition to these investments, we remain committed to other uses of our excess capital, such as repurchasing our shares. With our board having increased our share repurchase authorization by $750 million, we will continue to be both prudent and opportunistic in repurchasing our shares.

“As we move forward with our plans, each of our Ongoing Businesses will contribute to our ROE expansion efforts. In addition to driving greater shareholder value, these businesses collectively form our value proposition, help our customers with their asset accumulation, asset protection and asset distribution needs, and support our vision to be America’s Retirement Company,” concluded Martin.

FOURTH QUARTER 2014 SUMMARY

•	Retirement Solutions and Investment Management accounted for approximately 72% of Ongoing Business adjusted operating earnings before income taxes for the full year 2014

•	Retirement net outflows of $202 million

•

Investment Management operating margin of 30.7%, excluding results from investment capital; net inflows of $0.3 billion, excluding $0.8 billion in sub-advisor replacements and $1.2 billion in variable annuity outflows

•	Continued shift in Individual Life sales, with indexed universal life products accounting for 52% of the $24 million in sales during the quarter

•	Employee Benefits loss ratios of 61.9% for Stop Loss and 72.2% for Group Life – better than the expected annual range of 77-80% for both loss ratios

•	Total AUM of $279 billion and total assets under management and administration of $524 billion

[7]	Ongoing Business adjusted operating ROE is a non-GAAP financial measure. A reconciliation to the most comparable U.S. GAAP measure is provided in the tables that accompany this release.

•	Estimated combined risk-based capital (RBC) ratio of 536%[8], which is above the company’s target of 425%

•	Debt-to-capital ratio excluding accumulated other comprehensive income (AOCI) of 21.3%

•	Book value per share (excluding AOCI) of $53.76[9]

	Three months ended December 31,
($ in millions, except per share amounts)	2014	2013	% Change
Operating earnings before income taxes by segment
Retirement	$150	$139	8%
Annuities	65	83	(22)
Investment Management	47	53	(11)
Individual Life	103	47	NM
Employee Benefits	57	30	90

Ongoing Business	$422	$352	20%
Corporate	(48)	(44)	(9)
Closed Block Institutional Spread Products and Other	3	(3)	NM

Total operating earnings before income taxes	$377	$305	24%

Total operating earnings, after-tax*	$245	$198	24%
Closed Block Variable Annuity, after-tax*	(209)	(147)	(42)
Net investment gains (losses), after-tax*	27	69	(61)
Other, after-tax**	(343)	219	NM
Difference between actual tax (expense) benefit and assumed 35% tax rate***	1,675	209	NM

Net income (loss) available to common shareholders	$1,395	$548	NM

Operating earnings per diluted share	$0.99	$0.75	32%
Net income (loss) per diluted share	$5.66	$2.08	NM
Fully diluted weighted average shares outstanding (in millions)	246.4	263.3

*	Assumes 35% tax rate. The 35% tax rate does not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.
**	Other, after-tax consists of immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; certain expenses and deal incentives related to the divestment of Voya Financial by ING Group; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).
***	Includes $1,641 million and $181 million of decrease in tax valuation allowance for the three months ended December 31, 2014 and December 31, 2013, respectively.

NM	= Not Meaningful

[8]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[9]	Book value per share (excluding AOCI) is a non-GAAP financial measure. For a reconciliation to the most comparable U.S. GAAP measure, see the tables accompanying this press release.

BUSINESS SEGMENT DISCUSSIONS

The following discussions compare the fourth quarters of 2014 and 2013 unless otherwise noted. All figures are presented before income taxes.

RETIREMENT – DISCIPLINED EXPENSE MANAGEMENT AND HIGHER PREPAYMENT INCOME DRIVE EARNINGS IMPROVEMENT

	Three months ended December 31,
($ in millions, before income taxes)	2014	2013
Operating earnings	$150	$139
Less: DAC/VOBA and other intangibles unlocking	5	4

Adjusted operating earnings	$145	$134

Retirement adjusted operating earnings were $145 million, compared with $134 million. The following items primarily accounted for this increase:

•	Lower administrative expenses ($8 million positive variance), primarily related to lower recordkeeping expenses and decreased sales compensation expenses;

•	Higher fee-based margin ($2 million positive variance) on higher variable assets partially offset by reduced recordkeeping revenues;

•

Higher investment spread and other investment income ($3 million positive variance) driven by higher prepayment income partially offset by lower investment income related to business reinsured in the second quarter of 2014; and

•	Lower underwriting income ($2 million negative variance) due in part to increased costs of contingent capital facility fees associated with the stable value business.

Retirement net outflows were $202 million, compared with net inflows of $363 million in the fourth quarter of 2013 and net outflows of $66 million in the third quarter of 2014. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $110 billion as of December 31, 2014, compared with $108 billion as of September 30, 2014 and $105 billion as of December 31, 2013.

ANNUITIES – LOWER CREDITED INTEREST AND HIGHER PREPAYMENT INCOME SUPPORT HIGHER INVESTMENT SPREAD

	Three months ended December 31,
($ in millions, before income taxes)	2014	2013
Operating earnings	$65	$83
Less: Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles unlocking)	—	1
Less: DAC/VOBA and other intangibles unlocking	(1)	27

Adjusted operating earnings	$66	$56

Annuities adjusted operating earnings were $66 million, compared with $56 million. The following items primarily accounted for this increase:

•

Higher investment spread and other investment income ($10 million positive variance) due to lower credited interest and higher prepayment income and a favorable change in the mix of business partially offset by lower alternative income; and

•	Higher fee based margin ($2 million positive variance) on increased levels of mutual fund custodial assets.

Net outflows were $411 million as $481 million in net outflows for fixed rate annuities was partially offset by net inflows from mutual fund custodial sales.

AUM for the Annuities segment totaled $27 billion as of December 31, 2014, relatively unchanged from September 30, 2014 and December 31, 2013. Included in AUM is the company’s mutual fund custodial product (Select Advantage), which increased to $4.1 billion as of December 31, 2014, up from $3.9 billion as of September 30, 2014 and $3.4 billion as of December 31, 2013.

INVESTMENT MANAGEMENT – LOWER INVESTMENT CAPITAL PARTIALLY OFFSET BY HIGHER FEE-BASED MARGIN DUE TO PERFORMANCE FEES AND HIGHER AUM

	Three months ended December 31,
($ in millions, before income taxes)	2014	2013
Operating earnings	$47	$53
Less: Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles unlocking)	—	2

Adjusted operating earnings	$47	$51

Investment Management adjusted operating earnings were $47 million, compared with $51 million. The following items primarily accounted for this decrease:

•	Lower investment capital and other investment income ($15 million negative variance) due to changes in the value of certain private equity investments reported in investment capital;

•	Higher fee-based margin ($13 million positive variance) due to higher performance fees and higher AUM from a combination of cumulative net positive client flows and market appreciation; and

•	Higher operating expenses ($2 million negative variance) resulting from investments to support the growth of the business.

Investment Management’s operating margin was 28.8%, compared with 31.7% in the fourth quarter of 2013 and 34.8% in the third quarter of 2014. The change in operating margin compared with the fourth quarter of 2013 reflects lower income on investment capital as well as higher fee income and performance fees, partially offset by higher operating expenses. The operating margin excluding investment capital revenues was 30.7%, compared with 26.5% in the fourth quarter of 2013 and 31.1% in the third quarter of 2014.

Investment Management had total net outflows of $0.2 billion, compared with net inflows of $0.6 billion in the fourth quarter of 2013 and net inflows of $0.2 billion in the third quarter of 2014. Excluding sub-advisor replacement net flows and excluding variable annuity net flows, Investment Management had net inflows of $0.3 billion. This compares with net inflows of $1.3 billion in the fourth quarter of 2013 and net outflows of $1.0 billion in the third quarter of 2014. There were $0.8 billion of sub-advisor replacement flows in the fourth quarter of 2014, compared with no such flows in the fourth quarter of 2013 and $2.1 billion of such flows in the third quarter of 2014.

Third-party10 inflows were $5.6 billion, compared with $5.7 billion in the fourth quarter of 2013 and $5.7 billion in the third quarter of 2014. Third-party AUM totaled $129 billion as of December 31, 2014, up from $120 billion as of December 31, 2013, and from $128 billion as of September 30, 2014.

INDIVIDUAL LIFE – HIGHER UNDERWRITING GAIN DRIVEN BY FAVORABLE MORTALITY

	Three months ended December 31,
($ in millions, before income taxes)	2014	2013
Operating earnings	$103	$47
Less: Gain on reinsurance recapture	20	—
Less: Net gain from Lehman Recovery/LIHTC (net of DAC/VOBA and other intangibles unlocking)	—	3
Less: DAC/VOBA and other intangibles unlocking	5	(8)

Adjusted operating earnings	$78	$52

Individual Life adjusted operating earnings were $78 million, compared with $52 million. The following items primarily accounted for this increase:

•	Higher net underwriting gain and other revenue ($17 million positive variance) reflecting favorable mortality due to lower severity;

•

Higher investment spread and other investment income ($12 million positive variance) reflecting higher prepayment income and lower interest credited on universal life policies partially offset by lower alternative income;

•	Higher DAC/VOBA and other intangibles amortization expense ($9 million negative variance) due to higher universal life margins; and

•	Lower administrative expenses ($5 million positive variance).

Sales were $24 million, compared with $21 million in the fourth quarter of 2013 and $27 million in the third quarter of 2014. Sales of indexed life products accounted for 52% of total sales in the fourth quarter of 2014, compared with 40% in the fourth quarter of 2013 and 60% in the third quarter of 2014.

EMPLOYEE BENEFITS – HIGHER UNDERWRITING GAIN DRIVEN BY STOP LOSS PREMIUM GROWTH AND IMPROVED LOSS RATIO

	Three months ended December 31,
($ in millions, before income taxes)	2014	2013
Operating earnings	$57	$30
Less: DAC/VOBA and other intangibles unlocking	—	(1)

Adjusted operating earnings	$57	$31

Employee Benefits adjusted operating earnings were $57 million, compared with $31 million. The following items primarily accounted for this increase:

•	Higher net underwriting gain ($33 million positive variance) due to higher Stop Loss premiums combined with an improved loss ratio for Stop Loss; and

•	Higher administrative and trail commissions expense ($7 million negative variance) primarily due to growth in the business.

[10]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

The loss ratio for Group Life was 72.2%, compared with 72.0%, while the loss ratio for Stop Loss was 61.9%, compared with 78.4%. The expected annual loss ratio for Group Life and Stop Loss is 77-80%.

Employee Benefits sales were $32 million, down from $36 million, driven by lower Group product sales.

CORPORATE

Corporate operating losses were $48 million, compared with losses of $44 million primarily due to a decrease in alternative asset income.

CLOSED BLOCK INSTITUTIONAL SPREAD PRODUCTS AND CLOSED BLOCK OTHER

	Three months ended December 31,
($ in millions, before income taxes)	2014	2013
Closed Block Institutional Spread Products	$(1)	$(6)
Closed Block Other	4	3

Operating earnings	$3	$(3)

Closed Block Institutional Spread Products and Closed Block Other operating earnings were $3 million, compared with a loss of $3 million. The increase in earnings was due to the fourth quarter of 2014 benefitting from higher prepayment income as well as lower expenses associated with the termination of certain Federal Home Loan Bank funding agreements as part of the managed run-off of Closed Block Institutional Spread Products.

The average AUM for Closed Block Institutional Spread Products decreased to $1.7 billion for the quarter ended December 31, 2014, down from $2.0 billion for the quarter ended September 30, 2014 and $3.0 billion for the quarter ended December 31, 2013, reflecting the continued run-off of the block.

CBVA

CBVA had a loss before income taxes of $322 million, compared with a loss before income taxes of $226 million in the fourth quarter of 2013. Changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor, generated a gain of $149 million in the fourth quarter of 2014, compared with a $272 million loss in the fourth quarter of 2013.

Declining interest rates and unfavorable changes in implied volatility coupled with fund underperformance in the fourth quarter of 2014 led to higher losses when compared to fourth quarter of 2013. The focus continues to be protecting regulatory and rating agency capital, and our hedge program is primarily designed to mitigate the impacts of market scenarios on capital resources, rather than mitigating U.S. GAAP earnings volatility.

During the fourth quarter of 2014, the CBVA hedge program was essentially breakeven to regulatory surplus as a result of the difference between the decrease in reserves and the decrease in hedge assets related to equity movements.

The retained net amount at risk for CBVA living benefit guarantees was $3.7 billion as of December 31, 2014, up from $3.2 billion at September 30, 2014, primarily driven by lower interest rates.

Share Repurchases

During the fourth quarter, Voya Financial repurchased 4,469,987 shares of its common stock from ING Group for an aggregate purchase price of $175 million. Voya Financial also acquired during the fourth quarter an additional 150,152 shares of common stock in connection with the settlement of its previously announced accelerated share repurchase agreement, under which an aggregate of 655,457 shares were repurchased during the third and fourth quarters for an aggregate purchase price of $25 million.

Additional Share Repurchase Authorization

Voya Financial announced today that its board of directors has increased the amount of the company’s common stock authorized for repurchase under the company’s share repurchase program by an additional $750 million. Including this additional $750 million authorization, the aggregate amount currently available under the company’s share repurchase authorization is $761 million. Under its share repurchase program, the company may, from time to time, purchase shares of its common stock through various means, including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic repurchase transactions, or tender offers. The additional $750 million share repurchase authorization expires on December 31, 2015 (unless extended), and does not obligate the company to purchase any shares. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

Supplementary Financial Information

More detailed financial information can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya Financial will host a conference call on Wednesday, February 11, 2015 at 10:00 a.m. ET to discuss the company’s fourth quarter 2014 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com.

A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1:00 p.m. ET on February 11th.

About Voya Financial

Voya Financial, Inc. (NYSE: VOYA), is composed of premier retirement, investment and insurance companies serving the financial needs of approximately 13 million individual and institutional customers in the United States. The company’s vision is to be America’s Retirement CompanyTM and its guiding principle is centered on solving the most daunting financial challenge facing Americans today — retirement readiness. Working directly with clients and through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists, Voya provides a comprehensive portfolio of asset accumulation, asset protection and asset distribution products and services. With a dedicated workforce of approximately

7,000 employees, Voya is grounded in a clear mission to make a secure financial future possible — one person, one family, one institution at a time. For more information, visit voya.com or view our Voya Financial Interactive Company Profile. Follow Voya Financial on Facebook and Twitter @Voya.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

Use of Non-GAAP Financial Measures

We use operating earnings, which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. We also report operating earnings on an aggregate basis (both before and after income taxes) for both our Ongoing Business and for our Company as a whole. Operating earnings does not replace net income (loss) as the measure of our results of operations. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to businesses exited through reinsurance or divestment;

•	Income (loss) attributable to noncontrolling interest;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group and expenses associated with the rebranding of Voya Financial from ING U.S.

Our CBVA segment is managed to focus on protecting regulatory and rating agency capital rather than U.S. GAAP earnings and, therefore, we do not include its results of operations within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) gains or losses in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, (3) losses recognized in certain periods of 2013 as a result of the disposal of low-income housing tax credit partnerships, (4) a gain on a reinsurance recapture in the fourth quarter of 2014, and (5) Interest expense related to debt in our Corporate segment. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The gains and losses from the Lehman Brothers bankruptcy settlement and loss from the disposition of low-income housing tax credit partnerships affected the run-rate level of investment income and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business operating earnings before income taxes (both adjusted and unadjusted as described above) because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Block and Corporate segments.

The most directly comparable U.S. GAAP measure to operating earnings (both before and after income taxes), adjusted operating earnings before income taxes, Ongoing Business operating earnings before income taxes and Ongoing Business adjusted operating earnings before income taxes, is in each case income (loss) before income taxes. For a reconciliation of each of these non-GAAP measures to income (loss) before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. The most directly comparable U.S. GAAP measure to Ongoing Business adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables that accompany this release as well as our Quarterly Investor Supplement.

In our Investment Management business we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our Ongoing Business. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on AUM, AUA, and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our 2013 Annual Report on Form 10-K, filed with the SEC on March 10, 2014, and our 2014 Annual Report on Form 10-K, to be filed with the SEC.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 10, 2014, and our Quarterly Reports for the three-month periods ended March 31, 2014, June 30, 2014, and September 30, 2014, filed with the Securities and Exchange Commission on May 12, 2014, August 7, 2014, and November 5, 2014, respectively.

Voya Financial

Calculation and Reconciliation of Return on Equity and Return on Capital – Trailing Twelve Months

($ in millions, unless otherwise indicated)	Twelve Months ended December 31, 2014	Twelve Months ended September 30, 2014
GAAP Return on Equity
Net income (loss) available to Voya Financial, Inc.’s common shareholders	$2,299.7	$1,453.3
Voya Financial, Inc. shareholders’ equity: end of period	$16,108	$14,585
Voya Financial, Inc. shareholders’ equity: average for period	$14,524	$13,943
GAAP Return on Equity	15.8%	10.4%
Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity
Ongoing Business adjusted operating earnings before income taxes	$1,377.9	$1,308.7
Income taxes on adjusted operating earnings (based on an assumed tax rate of 35%)	(482.2)	(458.1)

Ongoing Business adjusted operating earnings after income taxes	895.7	850.6
Interest expense after-tax[1]	(77.3)	(78.5)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$818.4	$772.1

End of period capital for Ongoing Business	$8,777	$9,115
Average capital for Ongoing Business	$9,028	$9,167
Average debt (based on 25% debt-to-capital ratio)	$(2,257)	$(2,292)

Average equity for Ongoing Business	$6,771	$6,875

Adjusted Operating Return on Capital for Ongoing Business[2]	9.9%	9.3%
Adjusted Operating Return on Equity for Ongoing Business[1,2]	12.1%	11.2%

Voya Financial

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) – Trailing Twelve Months

($ in millions)	Twelve Months ended December 31, 2014	Twelve Months ended September 30, 2014
Ongoing Business adjusted operating earnings before income taxes	$1,377.9	$1,308.7
DAC/VOBA and other intangibles unlocking	(21.6)	(8.1)
Gain on reinsurance recapture	20.0	—
Lehman bankruptcy/LIHTC loss, net of DAC	—	6.1

Operating earnings before income taxes for Ongoing Business	1,376.3	1,306.7
Corporate	(170.4)	(166.7)
Closed Blocks Institutional Spread Products and Other	24.7	18.6

Total operating earnings before income taxes	1,230.6	1,158.6
Income taxes (based on an assumed tax rate of 35%)	(430.7)	(405.5)

Operating earnings, after-tax	799.9	753.1
Closed Block Variable Annuity, after-tax	(165.9)	(103.5)
Net investment gains (losses) and related charges and adjustments, after-tax	139.8	181.6
Other, after-tax[3]	1,525.9	622.1

Net income (loss) available to Voya Financial, Inc.’s common shareholders	2,299.7	1,453.3
Net income (loss) attributable to noncontrolling interest	237.7	402.3

Net income (loss)	$2,537.4	$1,855.6

Voya Financial

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) – Quarter-to-date

($ in millions)	Three Months ended December 31, 2014	Three Months ended December 31, 2013
Ongoing Business adjusted operating earnings before income taxes	$392.8	$323.6
DAC/VOBA and other intangibles unlocking	9.0	22.5
Gain on reinsurance recapture	20.0	—
Lehman bankruptcy/LIHTC loss, net of DAC	—	6.1

Operating earnings before income taxes for Ongoing Business	421.8	352.2
Corporate	(47.7)	(44.0)
Closed Blocks Institutional Spread Products and Other	2.8	(3.3)

Total operating earnings before income taxes	376.9	304.9
Income taxes (based on an assumed tax rate of 35%)	(131.9)	(106.7)

Operating earnings, after-tax	245.0	198.2
Closed Block Variable Annuity, after-tax	(209.5)	(147.2)
Net investment gains (losses) and related charges and adjustments, after-tax	26.7	68.5
Other, after-tax[4]	1,332.3	428.6

Net income (loss) available to Voya Financial, Inc.’s common shareholders	1,394.5	548.1
Net income (loss) attributable to noncontrolling interest	(59.0)	105.6

Net income (loss)	$1,335.5	$653.7

[1]	Assumes debt-to-capital ratio of approximately 25% and the actual weighted average pre-tax interest rate for all time periods presented.
[2]	Average capital and equity are calculated by taking the average of the quarterly capital and equity averages for the trailing four quarters.
[3]	The twelve months ended 12/31/14 and 9/30/14 include $1,850.0 million and $390.1, respectively, of decrease in tax valuation allowance.
[4]	The three months ended 12/31/14 and 12/31/13 include $1,641.3 million and $181.4, respectively, of decrease in tax valuation allowance.

Voya Financial

Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of December 31, 2014	As of September 30, 2014
End of Period Capital for Ongoing Business	$8,777	$9,115
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	$7,743	$6,165

End of Period Capital	$16,520	$15,280
Long-Term Debt	$(3,516)	$(3,515)

Voya Financial, Inc. shareholders’ equity excluding AOCI end of period	$13,004	$11,765
AOCI	$3,104	$2,820

Voya Financial, Inc. shareholders’ equity: end of period	$16,108	$14,585

Voya Financial

Reconciliation of Book Value Per Share

As of December 31,
2014
Book value per share, including AOCI	$66.59
Per share impact of AOCI	$(12.83)

Book value per share, excluding AOCI	$53.76

Voya Financial

Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended December 31, 2014	Three Months Ended September 30, 2014	Three Months Ended December 31, 2013
Operating revenues	$163.4	$168.3	$167.1
Operating expenses	116.4	109.7	114.2

Operating earnings before income taxes	$47.0	$58.6	$52.9
Operating margin	28.8%	34.8%	31.7%
Operating revenues	$163.4	$168.3	$167.1
Less:
Investment Capital Results	(4.6)	9.0	11.7

Revenues excluding Investment Capital	168.0	159.3	155.4
Operating expenses	116.4	109.7	114.2

Operating earnings excluding Investment Capital	$51.6	$49.6	$41.2

Operating margin excluding Investment Capital	30.7%	31.1%	26.5%